UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NABORS INDUSTRIES LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-0363970
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Crown House 4 Par-la-Ville Road Second Floor Hamilton, HM08 Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), or (e) check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), or (e) check the following box. ☒

If this form relates to the registration of a class of securities concurrent with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: Warrants to Purchase Common Stock, par value $0.05.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

The securities to be registered hereunder are 3,742,310 warrants (the “Warrants”) to purchase common shares, par value $0.05 per share (the “Common Shares”), of Nabors Industries Ltd. (the “Company”). The Company will issue up to 3,742,310 Warrants on June 11, 2021 (the “Warrant Distribution”) as a distribution to holders of record of outstanding Common Shares as of the close of business on June 4, 2021 (the “Record Date”). Holders of Common Shares will receive two-fifths of a Warrant (rounded down for any fractional Warrant) per Common Share owned on the Record Date. Fractional Warrants will not be issued.

The Warrants will be issued by the Company pursuant to the Warrant Agreement, dated June 10, 2021 (the “Warrant Agreement”), between the Company and Computershare Trust Company, N.A., as warrant agent (the “Warrant Agent”). The following description of the Warrants and the Warrant Agreement is only a brief summary and is qualified in its entirety by reference to the complete description of the terms of the Warrants set forth in the Warrant Agreement (including the Form of Warrant attached thereto), which has been filed as Exhibit 4.1 to this Registration Statement. The Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) because the issuance of a dividend in the form of a Warrant is not a sale or disposition of a security or interest in a security for value pursuant to Section 2(a)(3) of the Securities Act. The Company has applied to trade the Warrants on the over-the-counter market.

Each Warrant will represent the right to purchase from the Company one Common Share at an initial exercise price of $166.66667 per Warrant, subject to certain adjustments (the “Exercise Price”). In addition, Warrants submitted for exercise may be eligible to receive up to an additional 1/3 Common Share pursuant to the terms and conditions set forth in the Warrant Agreement. Payment for Common Shares on exercise of Warrants may be in (i) cash or (ii) Designated Notes (as defined in the Warrant Agreement) subject to compliance with applicable procedures with respect to the delivery of the Warrants and Designated Notes. The Exercise Price and the number of Common Shares issuable upon exercise of the Warrants (the “Warrant Shares”) are subject to adjustment as described under “Anti-dilution Adjustments” below. The Warrants will expire on June 11, 2026 (or if that date is not a Business Day (as defined in the Warrant Agreement) the next Business Day) (the “Expiration Date”), subject to the right of the Company to accelerate the Expiration Date as described in the Warrant Agreement. The Company will issue the Warrants in uncertificated, direct registration form. The Warrant Agent will not be required to effect any registration of transfer or exchange that would result in the issuance of a Warrant Certificate (as defined in the Warrant Agreement) or book-entry position for a fraction of a Warrant. Warrant holders will not be entitled to receive physical certificates, except as provided in Section 2.05 of the Warrant Agreement. Registration of ownership will be maintained by the Warrant Agent. The Company will at all times reserve for issuance the aggregate number of Common Shares for which the Warrants may be exercised. The Warrants will not be redeemable by the Company.

All or any part of the Warrants may be exercised prior to 5:00 p.m., New York City time, on any Business Day on or prior to the Expiration Date by delivering a completed form of election to purchase Common Shares to the Warrant Agent and payment of the then-current Exercise Price in cash or in the applicable series of Designated Notes. Any such delivery of the form of election that occurs on a day that is not a Business Day or is received after 5:00 p.m., New York time, on any given Business Day will be deemed received and exercised on the next succeeding Business Day. Upon such delivery, the Company will issue such whole number of Common Shares as the exercising Warrant holder is entitled to receive. The Warrant Shares will be issued by the Warrant Agent, through the Company’s direct registration system for the account of the exercising Warrant holder.

The Warrant Agreement may be amended without the consent of any Warrant holder for the purpose of curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision, or for the purpose of adding or changing any other provisions, including, but not limited to, additions or changes with respect to matters or questions arising under the Warrant Agreement. The consent of a majority in interest of the then-outstanding Warrants is required for any amendment that materially and adversely affects the interests of the holders of the then-outstanding Warrants.

A holder of unexercised Warrants, in his or her capacity as such, is not entitled to any rights of a holder of Common Shares, including, without limitation, the right to vote or to receive dividends or other distributions.

The Company has agreed in the Warrant Agreement to use commercially reasonable efforts to cause a shelf registration statement (including, at the Company’s election, an existing registration statement), filed pursuant to Rule 415 (or any successor provision) of the Securities Act, covering the issuance of Common Shares to the Warrant holders upon exercise of the Warrants to become effective as promptly as reasonably practicable after the date of this Agreement and remain effective until the earlier of (i) such time as all Warrants have been exercised and (ii) the Expiration Date. The Company may suspend the availability of the registration statement relating to the Warrants from time to time for a maximum of 90 days in a given 365-day period, if the Board of Directors of the Company (the “Board”) determines that such a suspension would be necessary to comply with applicable laws and the Company provides notice to the Warrant holders. If the registration is so suspended in the 90 days prior to the Expiration Date, the Expiration Date will be delayed for a number of days equal to the number of days during such 90-day period that the registration statement was suspended.

Subject to certain exceptions, the Warrants will be exercisable only if there is an effective shelf registration statement, filed pursuant to Rule 415 (or any successor provision) under the Securities Act, registering the issuance of Common Shares upon exercise that is not subject to suspension pursuant to the Warrant Agreement, and only if the Warrant Shares are qualified for sale or exempt from qualification under the applicable securities laws of any relevant states or other jurisdictions.

All expenses related to the registration and approval of the Warrant Shares will be borne by the Company.

Record owners of Common Shares as of the Record Date will receive Warrants otherwise issuable in connection with the distribution credited to an account at the Warrant Agent and can sell or exercise Warrants through the process established by the Warrant Agent. Indirect, “street name” holders of Common Shares as of the Record Date will have the Warrants credited to the account of the broker, bank or other intermediary through which they hold shares. Indirect Warrant holders should contact their broker, bank or other intermediary for information on how to sell or exercise Warrants.

Certain U.S. Federal Income Tax Consequences

The following is a general discussion based upon present law of certain U.S. federal income tax consequences to U.S. holders (as defined below) of the Warrant Distribution and the ownership and exercise of Warrants received in the Warrant Distribution.

For purposes of this discussion, a U.S. holder is a beneficial owner of Common Shares receiving Warrants or a beneficial owner of Warrants that is:

(i)	an individual who is a citizen or resident of the United States;

(ii)	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

(iii)	an estate whose income is subject to U.S. federal income taxation, regardless of its source; or

(iv)	a trust if: (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in place to be treated as a U.S. person.

This discussion does not address any state, local, or foreign income or other tax consequences, such as the estate and gift tax or the Medicare tax on net investment income, nor does it address all of the tax consequences that may be relevant to any particular shareholder. This discussion also does not address the tax consequences to persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market, dealers in securities or currencies, persons that own directly, indirectly, or constructively, 10% or more of the total combined voting power or value of all of our outstanding shares, certain taxpayers who file applicable financial statements required to recognize income when the associated revenue is reflected in such financial statements, persons that hold Common Shares or Warrants as part of a position in a “straddle” or as part of a “hedging,” “conversion,” or other integrated investment transaction for U.S. federal income tax purposes, persons that do not hold Common Shares or Warrants as “capital assets” (generally, property held for investment) or persons that do not use the U.S. dollar as their functional currency. In addition, this discussion does not address the consequences of using Designated Notes as payment for Common Shares on exercise of any Warrants. A U.S. holder exercising Warrants, in whole or in part, with Designated Notes should consult its own tax advisor regarding the tax consequences associated with the exercise, including whether and the extent to which the U.S. holder may recognize gain or loss as a result of the exercise of Warrants with Designated Notes.

If a partnership holds Common Shares or Warrants, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership holding Common Shares or Warrants should consult its own tax advisor.

This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings, and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Warrant Distribution and the ownership and exercise of Warrants received in the Warrant Distribution. In addition, the Company has not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Warrant Distribution and the ownership and exercise of Warrants received in the Warrant Distribution, and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

Tax Consequences of the Warrant Distribution

The Warrant Distribution is intended to be treated as a non-taxable distribution under Section 305(a) of the Code. If, however, the Warrant Distribution were treated as a distribution subject to Section 305(b) of the Code, a U.S. holder of Common Shares would be treated for U.S. federal income tax purposes as receiving a distribution equal to the fair market value of the Warrants. In such case, the Warrant Distribution would be taxable as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The remainder of this discussion assumes that the Warrant Distribution will be treated as a non-taxable distribution under Section 305(a) of the Code.

Tax Basis and Holding Period in the Warrants

If the fair market value of the Warrants received in the Warrant Distribution is less than 15% of the fair market value of a U.S. holder’s Common Shares on the date of the Warrant Distribution, the Warrants received will be allocated a zero tax basis for U.S. federal income tax purposes, unless such U.S. holder elects to allocate tax basis between the existing Common Shares and the Warrants in proportion to their relative fair market values determined on the date of the Warrant Distribution. A U.S. holder that elects to allocate tax basis between such holder’s existing Common Shares and Warrants must make this election on a statement included with such holder’s tax return for the taxable year in which the Warrant Distribution occurs. Such an election is irrevocable. If, however, the fair market value of the Warrants received in the distribution is 15% or more of the fair market value of a U.S. holder’s Common Shares on the date of the Warrant Distribution, such holder’s tax basis in the existing Common Shares must be allocated between the existing Common Shares and the Warrants in proportion to their relative fair market values determined on the date of the Warrant Distribution.

A U.S. holder’s holding period for the Warrants will include the holding period for the Common Shares with respect to which the Warrants were received.

Possible Constructive Distributions

The number of Common Shares that a holder is entitled to receive upon exercise of a Warrant and the exercise price of the Warrant are subject to certain anti-dilution adjustments. Certain of these adjustments (including adjustments as a result of a taxable distribution to holders of Common Shares) could cause a holder to be deemed to receive a “constructive distribution” that is includible in income for U.S. federal income tax purposes. U.S. holders should consult their own tax advisors regarding the possibility of constructive distributions with respect to the Warrants.

Lapse of a Warrant

If the Warrants received in the Warrant Distribution expire, a U.S. holder generally should not recognize any gain or loss upon that expiration. If a U.S. holder has tax basis in the Warrants and allows the Warrants to expire while continuing to hold the Common Shares with respect to which the Warrants were distributed, the tax basis of such Common Shares will be restored to the tax basis of such Common Shares immediately before the receipt of the Warrants in the Warrant Distribution. If the Warrants expire after a U.S. holder has disposed of the Common Shares with respect to which the Warrants were distributed, such holder should consult its own tax advisor regarding its ability to recognize a loss (if any) on the expiration of the Warrants.

Exercise of a Warrant

U.S. holders should not recognize any gain or loss with respect to a Warrant upon the exercise of the Warrant. In general, Common Shares acquired pursuant to the exercise of a Warrant will have a tax basis equal to the U.S. holder’s tax basis in the Warrant, if any, increased by the price paid to exercise the Warrant. The holding period for the Common Shares received upon exercise of the Warrant will generally begin on the date of exercise of the Warrant.

If, at the time of the exercise of a Warrant received in the Warrant Distribution, a U.S. holder no longer holds the Common Shares with respect to which such Warrant was received, certain aspects of the tax treatment of the exercise of the Warrant are unclear, including (1) the allocation of tax basis between the Common Shares previously sold and the Warrant, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the Common Shares previously sold, and (3) the impact of such allocation on the tax basis of Common Shares acquired through the exercise of the Warrant. U.S. holders who exercise Warrants received in the Warrant Distribution after disposing of the Common Shares with respect to which the Warrants were received should consult their own tax advisors as to these uncertainties.

Sale or Other Taxable Disposition of a Warrant

Subject to the discussion of the passive foreign investment company rules below, the gain or loss a U.S. holder realizes on the sale or other taxable disposition of a Warrant generally will be a capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the Warrants for more than one year. The amount of a U.S. holder’s gain or loss will equal the difference between the U.S. Holder’s tax basis in the Warrants disposed of and the amount realized on the disposition. Such gain or loss generally will be U.S. source gain or loss for foreign tax credit purposes. For non-corporate taxpayers, long-term capital gains are generally eligible for reduced rates of taxation. In addition, certain limitations exist on the deductibility of capital losses.

Passive Foreign Investment Company Rules

The U.S. federal income tax consequences to U.S. holders of owning and disposing of Warrants could be materially different from those described above if, at any relevant time, we were classified as a passive foreign investment company (a “PFIC”). For U.S. federal income tax purposes, a foreign corporation is classified as a PFIC for any taxable year if either: (i) at least 75% of its gross income is “passive income” for purposes of the PFIC rules or (ii) at least 50% of the value of its assets (determined on the basis of a quarterly average) produce or are held for the production of passive income. For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more of the stock (by value). Based upon our current and projected income, assets and activities, we do not expect to be considered a PFIC for our current taxable year or for future taxable years. However, because the determination of whether we are a PFIC will be based upon the composition of our income, assets and the nature of our business, as well as the income, assets and business of entities in which we hold at least a 25% interest, from time to time, and because there are uncertainties in the application of the relevant rules, there can be no assurance that we will not be considered a PFIC for any taxable year. If we are a PFIC for any taxable year, a U.S. holder may be subject to adverse tax consequences, including the possible imposition of an interest charge on “excess distributions” allocable to prior taxable years in such U.S. holder’s holding period during which we are determined to be a PFIC. For this purpose, any gains recognized on the disposition of stock or warrants of a corporation that is a PFIC will be treated as an excess distribution and, thus, as ordinary income subject to the PFIC interest charge rules. In addition, if we are a PFIC, U.S. holders may generally be required to comply with annual reporting requirements.

It is not entirely clear how various aspects of the PFIC rules would apply to the Warrants. However, a U.S. holder may not make a mark-to-market election or a qualified electing fund election with respect to its Warrants, which are elections that could alleviate the adverse tax consequences of the PFIC rules. As a result, if a U.S. holder sells or otherwise disposes of such Warrants and we were a PFIC at any time during the U.S. holder’s holding period of such Warrants, any gain recognized generally would be treated as an excess distribution, taxed as described above. U.S. holders should consult their tax advisors regarding the application of the PFIC rules to them.

Information Reporting and Backup Withholding

Certain U.S. holders of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report, currently on IRS Form 8938, with respect to such assets with their U.S. federal income tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Substantial penalties may be imposed in the event of a failure to comply. U.S. holders should consult their own tax advisors as to the possible application to them of this filing requirement.

Payments of dividends (including constructive dividends) and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) the U.S. holder is an exempt recipient or (ii) in the case of backup withholding, the U.S. holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. Backup withholding is not an additional tax. Rather, the amount of any backup withholding from a payment to a holder will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund of any amounts withheld in excess of such liability, provided that the required information is timely furnished to the IRS.

Anti-dilution Adjustments

The exercise price and number of Warrant Shares will be subject to adjustment, without duplication, as follows, except that the Company will not make any such adjustments if each Warrant holder participates, at the same time and upon the same terms as holders of the Common Shares and solely as a result of holding the Warrants, in any of the transactions described below, without having to exercise such holder’s Warrants, as if such Warrant holder held a number of Common Shares equal to the number of Warrant Shares:

(a)            Stock Dividends, Splits, Subdivisions, Reclassifications, Combinations and similar transactions. If the Company shall (i) issue Common Shares as a dividend or make a distribution of its Common Shares, (ii) subdivide or reclassify the issued and outstanding Common Shares into a greater number of shares, or (iii) combine, consolidate or reclassify the issued and outstanding Common Shares into a smaller number of shares then, in such event:

(i)         the number of Warrant Shares immediately prior to the open of business on the Ex-Date (as defined below) for such dividend or distribution or the effective date of such subdivision, combination, consolidation or reclassification shall be proportionately adjusted so that the Holder after such date shall be entitled to purchase the number of Common Shares that such Holder would have owned or been entitled to receive in respect of the Warrant Shares after such date had such Warrant been exercised immediately prior to such date; and

(ii)              the Exercise Price in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution or the effective date of such subdivision, consolidation, combination or reclassification shall be adjusted based on the following formula:

where:

     =      the Exercise Price in effect immediately prior to the open of business on the Ex-Date or effective date, as the case may be, for the dividend distribution, subdivision, consolidation, combination or reclassification giving rise to the adjustment;

    =    the Exercise Price in effect immediately after the open of business on such Ex-Date or effective date, as applicable;

    =    the number of Warrant Shares before such adjustment; and

    =    the new number of Warrant Shares as determined pursuant to clause (a)(i).

Any adjustment made under this clause (a) shall become effective immediately after the open of business on such Ex-Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split, share combination, reclassification, combination or similar transaction as applicable. If any dividend or distribution of the type described in this clause (a) is declared but not so paid or made, the Exercise Price and number of Warrant Shares shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Exercise Price and number of Warrant Shares that would then be in effect if such dividend or distribution had not been declared.

(b)               Certain Issuances of Common Shares or Convertible Securities. If the Company shall issue Common Shares (or rights or warrants or other securities exercisable or convertible into or exchangeable (collectively, a “conversion”) for Common Shares (collectively, “convertible securities”)) (other than in Permitted Transactions (as defined below) or a transaction to which clause (a), (c) or (f) of this section is applicable) without consideration or at a consideration per share in the case of Common Shares (or, in the case of convertible securities, having a conversion price per share) that is less than 95% of the Market Price (as defined in the Warrant Agreement) on the last Trading Day (as defined in the Warrant Agreement) preceding the date on which the relevant sales price, conversion price or exercise price is established then, in such event:

(i)                 the number of Warrant Shares immediately prior to the open of business on the date on which the sales price, conversion price or exercise price is established (the “Ex-Date”) shall be adjusted based on the following formula:

where:

    =    the total number of additional Common Shares issuable (or into which convertible securities may be exercised or converted) pursuant to such convertible securities;

    =    the number of Common Shares equal to the aggregate price payable to exercise such convertible securities divided by the Market Price of the Common Shares on the Trading Day immediately preceding the Ex-Date;

    =    the number of Common Shares outstanding immediately prior to the open of business on the Ex-Date for such distribution;

    =    the number of Warrant Shares in effect immediately prior to the open of business on the Ex-Date; and

    =    the new number of Warrant Shares in effect immediately after the open of business on the Ex-Date.

(ii)              the Exercise Price payable upon exercise of a Warrant shall be adjusted by the following formula:

where:

    =    the Exercise Price in effect immediately prior to the open of business on the Ex-Date;

    =    the Exercise Price in effect immediately after the open of business on such Ex-Date;

    =    the number of Warrant Shares in effect immediately prior to the open of business on the Ex-Date; and

    =    the new number of Warrant Shares as determined pursuant to clause (b)(i).

Any adjustment made under this clause (b) shall be made successively whenever any such convertible securities are distributed and shall become effective immediately after the open of business on the Ex-Date for such distribution. To the extent that Common Shares are not delivered after the expiration of such convertible securities, the Exercise Price and number of Warrant Shares shall be adjusted to the Exercise Price and number of Warrant Shares that would then be in effect had the adjustment with respect to the distribution of convertible securities been made on the basis of delivery of only the number of Common Shares actually delivered. If such convertible securities are not so distributed, the Exercise Price and number of Warrant Shares shall be decreased to the Exercise Price and number of Warrant Shares that would then be in effect if such Ex-Date for such distribution had not occurred.

For purposes of the foregoing, the aggregate consideration receivable by the Company in connection with the issuance of such Common Shares or convertible securities shall be deemed to be equal to the sum of the net offering price (after deduction of any related expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such convertible securities into Common Shares; and “Permitted Transactions” shall include issuances (1) as consideration for or to fund the acquisition by the Company of businesses and/or assets, (2) in connection with employee benefit plans and compensation related arrangements of the Company approved by the Board, (3) in connection with a broadly marketed offering and sale of Common Shares or convertible securities for cash and (4) upon exercise of convertible securities issued and outstanding on the date hereof or in accordance with the terms (whether mandatory or optional) of any security, instrument or agreement outstanding or in effect on the date hereof. Any adjustment made pursuant to this clause (b) shall become effective immediately upon the date of such issuance.

(c)               Other Distributions and Spin-Offs.

(i)                 Distributions Other than Spin-Offs. If the Company makes a distribution to all holders of its Common Shares, of its capital stock, evidences of indebtedness, assets or the Company’s property, cash, rights or warrants, excluding:

a.                   dividends or distributions described in clause (a) or (b) above;

b.                  dividends or distributions paid exclusively in cash described in clause (d) below;

c.                   certain dividends or distributions in connection with a business combination, reclassification, change, consolidation, merger, conveyance, transfer, sale, lease or other disposition resulting in the change in the securities or property receivable upon the exercise of a warrant;

d.                  rights issued pursuant to a shareholders’ rights plan adopted by the Company as described in clause (f); and

e.                   Spin-Offs (as defined below) described below in clause (c)(ii);

then the Exercise Price shall be decreased based on the following formula:

where:

    =    the Exercise Price in effect immediately prior to the open of business on the Ex-Date for such distribution;

    =    the Exercise Price in effect immediately after the open of business on the Ex-Date for such distribution;

    =    the average of the Market Prices of the Common Shares over the ten consecutive Trading Days immediately preceding, but excluding, the Ex-Date for such distribution; and

    =    the fair market value, as of such Ex-Date, of the shares of capital stock, evidences of indebtedness, assets or property of the Company, cash, rights or warrants;

the number of Warrant Shares shall be increased based on the following formula:

where:

    =    the Exercise Price in effect immediately prior to the open of business on the Ex-Date for such distribution;

    =    the Exercise Price in effect immediately after the open of business on the Ex-Date for such distribution;

    =    the number of Warrant Shares in effect immediately prior to the open of business on the Ex-Date; and

    =    the new number of Warrant Shares in effect immediately after the open of business on the Ex-Date.

(ii)              Spin-Offs. With respect to an adjustment pursuant to this clause (c) where there has been a payment of a dividend or other distribution on the Common Shares in shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company that will be, upon distribution, listed or quoted on a U.S. national or regional securities exchange (a “Spin-Off”), the Warrant Shares shall be adjusted based on the following formula:

where:

    =    the number of Warrant Shares in effect immediately prior to the open of business on the Ex-Date of the Spin-Off;

    =    the number of Warrant Shares in effect immediately after the open of business on the Ex-Date of the Spin-Off;

    =    the average of the Market Prices of the capital stock or similar equity interest distributed to holders of the Common Shares applicable to one Common Share for the ten consecutive Trading Days immediately following, and including, the Ex-Date for such Spin-Off (such period, the “Valuation Period”); and

    =    the average of the Market Prices of the Common Shares over the Valuation Period;

the Exercise Price in effect immediately prior to the open of business for the Ex-Date for the Spin-Off shall be adjusted based on the following formula:

where:

    =    the Exercise Price in effect immediately prior to the open of business on the Ex-Date of the Spin-Off;

    =    the Exercise Price in effect immediately after the open of business on the Ex-Date of the Spin-Off;

    =    the number of Warrant Shares in effect immediately prior to the open of business on the Ex-Date of the Spin-Off;

    =    the new number of Warrant Shares in effect immediately after the open of business on the Ex-Date of the Spin-Off as determined pursuant to clause (c)(ii).

Any adjustment to the Exercise Price and number of Warrant Shares under the preceding paragraph of this clause (c) shall be made immediately after the close of business on the last day of the Valuation Period, but shall be given effect as of the open of business on the Ex-Date for the Spin-Off. If any distribution of the type described in this clause (c) is declared but not so made, the Exercise Price and number of Warrant Shares shall be immediately readjusted, effective as of the date the Board determines not to make such distribution, to the Exercise Price and number of Warrant Shares that would then be in effect if such distribution had not been declared.

(d)               Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Shares, other than a regular quarterly cash dividend that does not exceed the Dividend Threshold per Common Share then:

(i)                 the number of Warrant Shares shall be adjusted based on the following formula:

where:

    =    the average of the Market Prices of the Common Shares for the ten consecutive Trading Days immediately preceding, but excluding, the Ex-Date for such dividend or distribution;

    =    the amount in cash per share the Company distributes to holders of the Common Shares;

    =    the number of Warrant Shares in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;

    =    the new number of Warrant Shares in effect immediately after the open of business on the Ex-Date for such dividend or distribution; and

T	= an amount (subject to the proviso below, the “Dividend Threshold”) initially equal to $0.06 per Common Share; provided, however, that (x) if such dividend or distribution is not a regular quarterly cash dividend on the Common Shares, then the Dividend Threshold will be deemed to be zero per Common Share with respect to such dividend or distribution; and (y) the Dividend Threshold will be adjusted in the same manner as, and at the same time and for the same events for which the Exercise Price and number of Warrant Shares are adjusted as a result of the operation of clauses (a), (b) and (c) above and clauses (e) and (f) below.

(ii)              the Exercise Price payable upon exercise of the Warrants shall be adjusted based on the following formula:

where:

    =    the Exercise Price in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;

    =    the Exercise Price in effect immediately after the open of business on the Ex-Date for such dividend or distribution;

    =    the number of Warrant Shares in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution; and

    =    the new number of Warrant Shares in effect immediately after the open of business on the Ex-Date for such dividend or distribution.

Any increase made under this clause (d) shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution.  If such dividend or distribution is not so paid, the Exercise Price and number of Warrant Shares shall be adjusted, effective as of the date the Board, or a committee thereof, determines not to make or pay such dividend or distribution, to be the Exercise Price and number of Warrant Shares that would then be in effect if such dividend or distribution had not been declared.

(e)          Certain Repurchases of Common Shares. In case the Company effects a pro rata repurchase of Common Shares at a price per Common Share above reported Market Price, then:

(i)                 the Exercise Price shall be adjusted based on the following formula:

where:

        =       the Exercise Price in effect immediately prior to the open of business on the effective date of such pro rata repurchase;

       =        the Exercise Price in effect immediately after the open of business on the effective date of such pro rata repurchase;

     =         the number of Common Shares issued and outstanding immediately prior to such pro rata repurchase;

     =       the average of the Market Prices of the Common Shares for the ten consecutive Trading Days next succeeding the effective date of such pro rata repurchase;

      =         the aggregate purchase price of the pro rata repurchase; and

        =        the number of Common Shares so repurchased as a result of the pro rata repurchase;

(ii)              the number of Warrant Shares shall be adjusted based on the following formula:

where:

       =       the Exercise Price in effect immediately prior to the open of business on the effective date of such pro rata repurchase

       =       the Exercise Price in effect immediately after the open of business on such effective date of such pro rata repurchase, in accordance with clause (e)(i)

   =      the number of Warrant Shares in effect immediately prior to the effective date of such pro rata repurchase

    =     the new number of Warrant Shares in effect immediately after the open of business on such effective date of such pro rata repurchase

Any adjustment to the Exercise Price and number of Warrant Shares under this clause (e) shall occur at the close of business on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the effective date. If such repurchase is not so effected, the Exercise Price and number of Warrant Shares shall be readjusted to be the Exercise Price and number of Warrant Shares that would then be in effect if such pro rata repurchase had not been declared.

(f)                Certain Rights or Warrants; Shareholder Rights Plan. (i) In case the Company distributes or be deemed to have distributed, or fixes a record date for the making of a distribution, to all holders of its Common Shares of rights or warrants pursuant to a shareholder rights plan commonly known as a “poison pill” (a “Rights Plan”), which rights or warrants are not exercisable until the occurrence of a specified event or events (a “Trigger Event”), in each such case, upon the occurrence of the earliest such Trigger Event, the Exercise Price in effect prior to such Trigger Event shall be adjusted immediately after such Trigger Event based on the following formula:

where:

        =       the Exercise Price in effect immediately prior to such Trigger Event

        =       the Exercise Price in effect immediately after such Trigger Event

  =       the fair market value of the rights or warrants distributed in respect of one Common Share (determined as of the date of such Trigger Event or public disclosure of such Trigger Event, as applicable, after giving effect to the occurrence of such Trigger Event); and

       =      the Market Price of the Common Shares on the last Trading Day immediately preceding the date of such Trigger Event (or, if the occurrence of such Trigger Event is not publicly disclosed as of the date of such Trigger Event, the last Trading Day preceding the first date on which the occurrence of such Trigger Event is publicly disclosed) (either such date, as applicable, the “Pre-Trigger Event Date”)

such adjustment shall be made successively whenever any Trigger Event occurs under any Rights Plan and, with respect to any Rights Plan with respect to which an adjustment has been made, a corresponding adjustment shall be made successively whenever any subsequent adjustment to the applicable rights or warrants is made pursuant to the terms of such Rights Plan to the extent such adjustment has not been made pursuant to the other terms of the Warrants. In such event, the number of Warrant Shares shall be adjusted based on the following formula:

where:

      =        the Exercise Price in effect immediately prior to the applicable Trigger Event

        =       the Exercise Price in effect immediately after such adjustment as determined in clause (f)

  =       the number of Warrant Shares in effect immediately prior to such adjustment

   =      the new number of Warrant Shares in effect immediately after such adjustment

(i)            In the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event with respect thereto described in clause (i) of this clause (f):

a.                   upon the redemption or repurchase by the Company of any such rights or warrants without exercise by the Holders thereof, (x) in the event that a Trigger Event shall have occurred and an adjustment to the Exercise Price and number of shares issuable upon exercise of a Warrant shall have been made pursuant to clause (i) of this Section 4.01(f), the Exercise Price and number of Warrant Shares shall be readjusted as if such rights or warrants had not been distributed, and (y) whether or not a Trigger Event shall have occurred, the Exercise Price and the number of Warrant Shares shall be adjusted or readjusted, as applicable, pursuant to the terms of clause (c) upon such redemption or repurchase as though it were a cash distribution (but not an Ordinary Cash Dividend (as defined in the Warrant Agreement) equal to the per share redemption or repurchase consideration received by holders of Common Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants) made to all holders of Common Shares as of the date of such redemption or repurchase, it being understood that if a readjustment has occurred pursuant to clause (x) above, the readjustment described in this clause (y) shall occur immediately following such readjustment made pursuant to clause (x); and

b.                  in the event that a Trigger Event shall have occurred and an adjustment to the Exercise Price and number of Warrant Shares shall have been made pursuant to clause (i) of this clause (f), in the case all such rights or warrants shall have expired or been terminated without exercise by any holders thereof, the Exercise Price and the number of Warrant Shares shall be readjusted as if such rights and warrants had not been distributed.

(ii)              If the Company has a Rights Plan in effect with respect to its Common Shares, upon exercise of a Warrant, notwithstanding anything to the contrary in such Rights Plan, including any rights agreement or documents or instruments entered into as part of such Rights Plan, the Holder shall be entitled to receive, in addition to the Warrant Shares, a corresponding number of rights under such Rights Plan, unless (A) a Trigger Event occurs prior to such exercise, in which case the adjustments (if any are required) to the Exercise Price and the number of Warrant Shares with respect thereto shall be made in accordance with clause (i) of this clause (f), or (B) the Holder has provided written notice to the Company that it has elected not to receive such rights.

(iii)            Any adjustment to the Exercise Price and the number of Warrant Shares pursuant to this clause (f) shall be made subject in all respects to the other provisions of the Warrant Agreement (but without duplication); provided that clause (c) shall not apply, and shall be superseded by this clause (f), with respect to rights or warrants distributed (or deemed distributed) by the Company pursuant to a Rights Plan, except as expressly provided in clause (ii) of this clause (f).

In addition, the Company may, but will not be required to, make such decreases in the exercise price, in addition to those required by the above provisions, as the Board considers to be advisable for any reason, including, without limitation, in order to avoid or diminish any income tax to any holders of Common Shares or to any Warrant holders resulting from any dividend or distribution of shares or from any event treated as such for income tax purposes or for any other reason.

All calculations made pursuant to the adjustment provisions described above will be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. No adjustment in the exercise price or the number of Warrant Shares will be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a Common Share, but any such amount will be carried forward and an adjustment with respect thereto will be made at the time of and together with any subsequent adjustment that, together with such amount and any other amount or amounts so carried forward, will aggregate $0.01 or 1/10th of a Common Share, or more.

In any case in which the above provisions require that an adjustment become effective immediately after an Ex-Date for an event, the Company may defer until the occurrence of such event issuing to the holder of a Warrant exercised after such record date and before the occurrence of such event the additional Common Shares issuable upon such exercise by reason of the adjustment required by such event over and above the Common Shares issuable upon such exercise before giving effect to such adjustment; provided, however, that the Company upon request will deliver to such Warrant holder a due bill or other appropriate instrument evidencing such Warrant holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

Any adjustments will be made successively whenever an event referred to above occurs. If an adjustment in exercise price made pursuant to the above provisions would reduce the exercise price to an amount below the par value of the Common Shares, then such adjustment will reduce the exercise price to the par value of the Common Shares.

Business Combinations and Reorganizations

In the event of a merger, consolidation, amalgamation, statutory share exchange or similar transaction that requires the approval of the Company’s shareholders (a “Business Combination”) or reclassification of Common Shares, other than a reclassification of Common Shares referred to in “Anti-dilution Adjustments” above, the right of a Warrant holder to receive Common Shares upon exercise of a Warrant will be converted into the right to exercise a Warrant to acquire the number of shares or other securities or property (including cash) that the Warrant Shares (at the time of such Business Combination or reclassification) immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification (the amount of such shares, other securities or property in respect of a Common Share being herein referred to as a “Unit of Reference Property”). If the Business Combination causes the Common Shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then the composition of the Unit of Reference Property into which the Warrants will be exercisable will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Common Shares.

Item 2. Exhibits.

4.1	Warrant Agreement (including Form of Warrant), dated June 10, 2021, between Nabors Industries Ltd. and Computershare Trust Company, N.A, as Warrant Agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated June 10, 2021)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NABORS INDUSTRIES LTD.

Date: June 10, 2021	By:	/s/ Mark D. Andrews
		Name:	Mark D. Andrews
		Title:	Corporate Secretary